Exhibit 99.1

PRESS RELEASE

Company Contact:

Mark A. Varney, Ph.D.

President and CEO

Cortex Pharmaceuticals, Inc.

949.727.3157

CORTEX REPORTS SECOND QUARTER OPERATING RESULTS

IRVINE, CA (August 15, 2012) — Cortex Pharmaceuticals, Inc. (OTCBB (CORX)) reported a net loss of approximately $995,000, or $0.01 per share, for the quarter ended June 30, 2012, compared with a net loss of approximately $356,000, or $0.00 per share, for the corresponding prior year period. For the six months ended June 30, 2012, the Company reported a net loss of approximately $1,929,000, or $0.02 per share, compared with a net loss of approximately $1,912,000, or $0.02 per share for the corresponding prior year period.

Revenues for both prior year periods include the $1,000,000 received from the option agreement with Servier for the high impact AMPAKINE® CX1632. As previously reported, Servier subsequently exercised its option to expand its rights to the compound and paid Cortex an additional $2,000,000 during October 2011.

For the quarter ended June 30, 2012, the Company’s total operating expenses decreased to approximately $1,020,000 from approximately $1,449,000 for the corresponding prior year quarter. Along with sublicensing fees triggered in June 2011 by the option agreement with Servier, the reduced expenses during the current year quarter reflect the Company’s previously announced decrease in its staffing levels in its efforts to conserve its financial resources.

For the six months ended June 30, 2012, operating expenses decreased to approximately $1,955,000 from approximately $3,033,000 for the corresponding prior year period, reflecting decreased personnel costs, the sublicensing fees triggered by the June 2011 Servier option agreement and the upfront payment related to the Company’s March 2011 transaction to reacquire the respiratory depression project from Biovail.

As reported, subsequent to June 30, 2012, the Company acquired privately-held Pier Pharmaceuticals, Inc. (“Pier”), a clinical stage pharmaceutical company. The acquisition of the patent licensing rights of Pier and the repurchase of AMPAKINE compounds, patents and rights from Biovail reinforce the Company’s focus on the discovery and development of innovative pharmaceuticals for the treatment of brain-controlled breathing disorders, including respiratory depression, obstructive sleep apnea and central sleep apnea.

As announced, in June 2012 the Company completed a private placement of a secured promissory note in the principal amount of approximately $400,000 (465,000,000 South Korean won) with Samyang Optics Co., Ltd. of Korea. The transaction also included the issuance of two-year warrants to purchase up to 4,000,000 additional shares of the Company’s common stock at an exercise price of $0.056 per share. The June 2012 private placement follows a private placement of $500,000 in securities with Samyang Value Partners Co., Ltd., a wholly owned subsidiary of Samyang, in October 2011 and a private placement of a convertible promissory note in the principal amount of $1,500,000 with Samyang in January 2010.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a clinical-stage specialty pharmaceutical company focused primarily on the discovery, development and commercialization of positive AMPA-type glutamate receptor modulators. Cortex has pioneered a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. Recent research has focused on the use of AMPAKINE compounds for the potential treatment or prevention of respiratory depression induced by opioid analgesics, anesthetic agents and benzodiazepines, as well as the potential treatment for central sleep apnea. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company may not generate sufficient cash from operations and from external financing to continue as a going concern; that the Company may not be successful in securing any licensing, partnering or M&A arrangements; that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies or continue its operations and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$48	$1,085	$48	$1,110

Operating expenses:
Research and development	264	645	467	1,289
General and administrative	756	804	1,488	1,744

Total operating expenses	1,020	1,449	1,955	3,033

Income (loss) from operations	(972)	(364)	(1,907)	(1,923)
Interest (expense) income, net	(13)	8	(12)	11
Foreign currency transaction loss	(10)	—	(10)	—

Net income (loss)	$(995)	$(356)	$(1,929)	$(1,912)

Income (loss) per share:
Basic and diluted	$(0.01)	$(0.00)	$(0.02)	$(0.02)
Shares used in computing per share amounts
Basic	85,624	78,858	85,624	78,858
Diluted	85,624	78,858	85,624	78,858

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	June 30, 2012 (Unaudited)	December 31, 2011
Assets:
Cash and cash equivalents	$533	$1,611
Restricted cash	—	48
Capitalized offering costs	21	—
Other current assets	47	86

	601	1,745
Furniture, equipment and leasehold improvements, net	48	67
Other	30	9

Total assets	$679	$1,821

Liabilities and Stockholders’ (Deficit) Equity:
Accounts payable and accrued expenses	$1,481	$1,145
Promissory note, net of unamortized discount	272	—
Stockholders’ (deficit) equity	(1,074)	676

Total liabilities and stockholders’ (deficit) equity	$679	$1,821

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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